CREDIT AGREEMENT
Pennsylvania

June 26, 2007
Borrower: STERLING FINANCIAL CORPORATION, a corporation organized under the laws of the Commonwealth of Pennsylvania having its chief executive office at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601.

Bank: MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with its chief executive office at One M&T Plaza, Buffalo, NY 14240. Attention: Office of General Counsel.

The Bank and the Borrower agree, intending to be legally bound, as follows:

1. DEFINITIONS.

a.	“BLC” means BLC Bank, N.A., a national banking association.

b.	“Credit” means any and all credit facilities and any other financial accommodations made by the Bank in favor of the Borrower whether now or hereafter in existence.

c.	“G.A.A.P.” means, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

d.	“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any department, commission, board, bureau, agency, administration, official, service or other instrumentality of the United States of America, of any state, the District of Columbia, municipality or any other governmental entity.

e.	“Note” means the Libor Note (Line of Credit) dated the date hereof by the Borrower, payable to the order of the Bank, in the principal amount of up to $80,000,000, as the same may be extended, amended, supplemented or modified from time to time.

f.	“Obligations” means any and all indebtedness or other obligations of the Borrower to the Bank in any capacity, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent (including obligations pursuant to any guaranty, endorsement, other assurance of payment or otherwise), whether joint or several, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, together with all extensions, renewals and replacements thereof, and all interest, fees, charges, costs or expenses which accrue on or in connection with the foregoing, including any indebtedness or obligations (i) not yet outstanding but contracted for, or with regard to which any other commitment by the Bank exists; (ii) arising prior to, during or after any pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding; (iii) owed by the Borrower to others and which the Bank obtained, or may obtain, by assignment or otherwise; and (iv) payable under this Agreement.

g.	“Person” means an individual, partnership, corporation, trust, estate, unincorporated association, syndicate, joint venture or organization, or a governmental department or agency thereof.

h.	“Pledge of Securities” means the Pledge of Securities dated the date hereof by the Borrower as pledgor to the Bank as secured party, securing the Obligations, as the same may be extended, amended, supplemented or modified from time to time.

i.	“Subsidiary” means any corporation or other business entity of which at least fifty percent (50%) of the voting stock or other ownership interest is owned by the Borrower directly or indirectly through one or more Subsidiaries. If the Borrower has no Subsidiaries, the provisions of this Agreement relating to the Subsidiaries shall be disregarded, without affecting the applicability of such provisions to the Borrower alone.

j.	“Tangible Net Worth” means the aggregate assets of BLC excluding all intangible assets, including, but not limited to, goodwill, licenses, trademarks, patents, copyrights, organization costs, appraisal surplus, officer, stockholder, related entity and employee advances or receivables, mineral rights and the like, less liabilities, all determined in accordance with G.A.A.P. (except to the extent that under G.A.A.P. “tangible net worth” excludes leasehold improvements which are included in “Tangible Net Worth” as defined herein).

k.	“Transaction Documents” means this Agreement, the Note, the Pledge of Securities, and all documents, instruments or other agreements by the Borrower in favor of the Bank in connection (directly or indirectly) with the Obligations, whether now or hereafter in existence, including promissory notes, security agreements, guaranties and letter of credit reimbursement agreements.

2.	REPRESENTATIONS AND WARRANTIES. The Borrower makes the following representations and warranties and any “Additional Representations and Warranties” on the schedule attached hereto and made part hereof (the “Schedule”), all of which shall be deemed to be continuing representations and warranties as long as this Agreement is in effect:

a.	Good Standing; Authority. The Borrower and each Subsidiary (if either is not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Borrower and each Subsidiary is duly authorized to do business in each jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and has the power and authority to own each of its assets and to use them in the ordinary course of business now and in the future.

b.	Compliance. The Borrower and each Subsidiary conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including environmental laws. Except as otherwise disclosed in writing to the Bank prior to the date hereof, all approvals, including regulatory approvals, authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary for the conduct of the Borrower’s and each Subsidiary’s business and for the Credit have been duly obtained and are in full force and effect. The Borrower and each Subsidiary is in compliance with the Approvals. The Borrower and each Subsidiary (if either is not an individual) is in compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to the Borrower or a Subsidiary depending on its organizational structure (“Governing Documents”). The Borrower and each Subsidiary is in compliance with each agreement to which it is a party or by which it or any of its assets is bound.

c.	Legality. The execution, delivery and performance by the Borrower of this Agreement and all related documents, including the Transaction Documents, (i) are in furtherance of the Borrower’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to the Borrower or any Subsidiary or (B) violate the Borrower’s or any Subsidiary’s Governing Documents (if either is not an individual), constitute a default under any agreement binding on the Borrower or any Subsidiary or result in a lien or encumbrance on any assets of the Borrower or any Subsidiary; and (iii) if the Borrower or any Subsidiary is not an individual, have been duly authorized by all necessary organizational actions.

d.	Fiscal Year. The fiscal year of the Borrower is the calendar year.

e.	Title to Assets. The Borrower and each Subsidiary has good and marketable title to each of its assets free of security interests, mortgages or other liens or encumbrances, except as set forth on the Schedule titled “Permitted Liens” or pursuant to the Bank’s prior written consent.

f.	Judgments and Litigation. Except as set forth in Exhibit B attached hereto, there is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (any, an “Action”) which involves the Borrower, its Subsidiaries or their respective assets and might have a material adverse effect upon the Borrower or any Subsidiary or threaten the validity of the Credit, any Transaction Document or any related document or action.

g.	Full Disclosure. Neither this Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower or any Subsidiary contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading. The Borrower has not failed to disclose to the Bank any fact that might have a material adverse effect on the Borrower or any Subsidiary.

3.	AFFIRMATIVE COVENANTS. So long as this Agreement is in effect, the Borrower will comply with any “Additional Affirmative Covenant” contained in the Schedule and shall:

a.	Financial Statements and Other Information. Promptly deliver to the Bank (i) no later than November 15, 2007, amended financial statements of the Borrower dated as of December 31, 2006 audited by an independent certified public accountant acceptable to the Bank; (ii) within sixty (60) days after the end of each of its first three fiscal quarters, a copy of the Call Report for each banking Subsidiary in the forms required to be filed by such Subsidiary by the Federal Financial Institutions Examination Council (“FFIEC”) or such other regulatory agency or authority having jurisdiction over financial reporting by banks (the “Call Report”) and financial statements of the Borrower and each Subsidiary as of the end of such fiscal quarter, which financial statement shall consist of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidating and consolidated balance sheet as of the quarter end all in such detail as the Bank may request; (iii) within ninety (90) days after the end of each fiscal year, a copy of the Call Report for each banking Subsidiary, a copy of the Form 10K for the Borrower and each Subsidiary required to be filed with the United States Securities and Exchange Commission and consolidating and consolidated statements of the Borrower’s and each Subsidiary’s income and cash flows and its consolidating and consolidated balance sheet as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year and to be audited by an independent certified public accountant acceptable to the Bank; all such statements shall be prepared in accordance with G.A.A.P. or if otherwise required, in accordance with any applicable regulatory accounting principles and certified by the Borrower’s chief financial officer to be correct and in accordance with the Borrower’s and each Subsidiary’s records and to present fairly the results of the Borrower’s and each Subsidiary’s operations and cash flows and its financial position at year end; and (iv) with each statement of income, a certificate executed by the Borrower’s chief executive and chief financial officers or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signers of the certificate have reviewed this Agreement and the operations and condition (financial or other) of the Borrower and each of its Subsidiaries during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto. The Borrower shall also promptly provide the Bank with copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members, and copies of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and shall provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary.

b.	Accounting; Tax Returns and Payment of Claims. The Borrower and each Subsidiary will maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and, except as disclosed in the Schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon it or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the normal course of business.

c.	Inspections. Promptly upon the Bank’s request, the Borrower will permit, and cause its Subsidiaries to permit, the Bank’s officers, attorneys or other agents to inspect its and its Subsidiary’s premises, examine and copy its records and discuss its and its Subsidiary’s business, operations and financial or other condition with its and its Subsidiary’s responsible officers and independent accountants.

d.	Depository Accounts. Maintain a depository account with the Bank.

e.	Changes in Management and Control. If the Borrower is not an individual, immediately upon any change in the identity of the Borrower’s chief executive officers or in its beneficial ownership, the Borrower will provide to the Bank a certificate executed by its senior individual authorized to transact business on behalf of the Borrower, specifying such change.

f.	Notice of Defaults and Material Adverse Changes. Immediately upon acquiring reason to know of (i) any Event of Default, (ii) any event or condition that might have a material adverse effect upon the Borrower or any Subsidiary or (iii) any Action, the Borrower will provide to the Bank a certificate executed by the Borrower’s senior individual authorized to transact business on behalf of the Borrower, specifying the date(s) and nature of the event or the Action and what action the Borrower or its Subsidiary has taken or proposes to take with respect to it.

g.	Insurance. Maintain its, and cause its Subsidiaries to maintain, property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers’ compensation and business interruption insurance and flood hazard insurance as required.

h.	Further Assurances. Promptly upon the request of the Bank, the Borrower will execute, and cause its Subsidiaries to execute, and deliver each writing and take each other action that the Bank deems necessary or desirable in connection with any transaction contemplated by this Agreement.

SEE SCHEDULE FOR ADDITIONAL AFFIRMATIVE COVENANTS.

4.	NEGATIVE COVENANTS. As long as this Agreement is in effect, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants and any “Additional Negative Covenant” on the Schedule. The Borrower shall not, other than as required in the ordinary course of the current respective businesses of the Borrower and each of its Subsidiaries:

a.	Indebtedness. Permit any indebtedness (including direct and contingent liabilities) not described on the Schedule titled “Permitted Indebtedness” except for trade indebtedness or current liabilities for salary and wages incurred in the ordinary course of business and not substantially overdue.

b.	Guaranties. Become a guarantor, a surety, or otherwise liable for the debts or other obligations of another, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business and except as may be specified in the Schedule titled “Permitted Guaranties”.

c.	Liens. Permit any of its assets to be subject to any security interest, mortgage or other lien or encumbrance, except as set forth on the Schedule titled “Permitted Liens” and except for liens for property taxes not yet due; pledges and deposits to secure obligations or performance for workers’ compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; and materialmen’s, mechanics’, carriers’ and similar liens arising in the normal course of business.

d.	Investments. Make any investment other than in FDIC insured deposits or United States Treasury obligations of less than one year, or in money market or mutual funds administering such investments, except as set forth on the Schedule titled “Permitted Investments”.

e.	Loans. Make any loan, advance or other extension of credit except as disclosed on the Schedule titled “Permitted Loans”, except for endorsements of negotiable instruments deposited to the Borrower’s deposit account for collection, trade credit in the normal course of business and intercompany loans approved in writing by the Bank.

f.	Distributions. If the Borrower is not an individual, declare or pay any distribution, except for (i) dividends payable solely in stock, (ii) cash dividends paid to the Borrower by its Subsidiary and (iii) cash distributions to BLC as set forth in Section 2(k) of the Note. Notwithstanding the foregoing, the Borrower shall not pay any dividends so long as BLC is not permitted to distribute funds to the Borrower.

g.	Changes In Form. (i) Transfer or dispose of substantially all of its assets, (ii) acquire substantially all of the assets of any other entity, (iii) do business under or otherwise use any name other than its true name, except for business done under the name of the Borrower or the current names of any Subsidiaries in the ordinary course of business and in compliance with all applicable statutes, regulations and other laws, or (iv) make any material change in its business, structure, purposes or operations that might have a material adverse effect on the Borrower or any of its Subsidiaries. If the Borrower or any Subsidiary is not an individual, (i) participate in any merger, consolidation or other absorption or (ii) make, terminate or permit to be revoked any election pursuant to Subchapter S of the Internal Revenue Code.

SEE SCHEDULE FOR ADDITIONAL NEGATIVE COVENANTS.

5.	FINANCIAL COVENANTS. During the term of this Agreement, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, the following covenant or any Additional Financial Covenants on the Schedule. For purposes of this Section, if the Borrower has any Subsidiaries all references to the Borrower shall include the Borrower and all of its Subsidiaries on a consolidated basis. Unless a different measurement period is specified, compliance for the financial covenants shall be required at all times.

a. BLC shall maintain as of July 31, 2007 and at each quarter end thereafter consolidated Tangible Net Worth equal to the greater of (i) $190,000,000, or (ii) 95% of the Tangible Net Worth of BLC as of the date of the closing of the Credit and both being prior to the capital distribution described in Section 2(k)(i) of the Note plus 100% of any other capital distribution by the Borrower to BLC.

SEE SCHEDULE FOR ADDITIONAL FINANCIAL COVENANTS.

6.	DEFAULT.

a.	Events of Default. Any of the following events or conditions shall constitute an “Event of Default”: (i) failure by the Borrower to pay within ten (10) days following written notice that the same is due (whether at the stated maturity, by acceleration, upon demand or otherwise) the Obligations, or any part thereof, or there occurs any event or condition which after notice, lapse of time or after both notice and lapse of time will permit acceleration of any Obligation; (ii) failure by the Borrower to cure a default by the Borrower in the performance of any other obligation, term or condition of this Agreement, the other Transaction Documents or any other agreement with the Bank or any of its affiliates or subsidiaries (collectively, “Affiliates”) within twenty (20) days after Borrower first receives notice of any such default; (iii) failure by the Borrower to pay when due and after the receipt of any applicable notice and the passage of any applicable cure period (whether at the stated maturity, by acceleration, upon demand or otherwise) any indebtedness or obligation in an aggregate amount equal to or greater than $500,000 owing to the Bank (other than under the Note), any third party(ies) or any Affiliate(s), the occurrence of any event which could result in acceleration of payment of any such indebtedness or obligation or the failure to perform any agreement with any third party(ies) or any Affiliate(s); (iv) the Borrower is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (v) the Borrower makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors or makes, or sends notice of any intended, bulk sale; the sale, assignment, transfer or delivery of all or substantially all of the assets of the Borrower to a third party; or the cessation by the Borrower as a going business concern; (vi) the Borrower files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within forty-five (45) days’); (vii) the reorganization, merger, consolidation or dissolution of the Borrower (or the making of any agreement therefor); (viii) Intentionally Deleted; (ix) failure to pay, withhold or collect any tax as required by law; the service or filing against Borrower or any of its assets of any lien (other than a lien permitted by the Bank), judgment, garnishment, order or award of any court, other governmental authority or arbitrator against the Borrower, other than a judgment, order or award for which the Borrower is fully insured, if ten (10) days thereafter such judgment, order or award is not satisfied, vacated, bonded or stayed pending appeal; (x) any representation or warranty made in this Agreement, any related document, any agreement between Borrower and the Bank or any Affiliate or in any financial statement of Borrower proves to have been misleading in any material respect when made; Borrower omits to state a material fact necessary to make the statements made in this Agreement, any related document, any agreement between Borrower and the Bank or any Affiliate or any financial statement of Borrower not misleading in light of the circumstances in which they were made; or, if upon the date of execution of this Agreement, there shall have been any materially adverse change in any of the facts disclosed in any financial statement, representation or warranty that was not disclosed in writing to the Bank at or prior to the time of execution hereof; (xi) an adverse change in the Borrower, its business, assets, operations, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to the Bank or any Affiliate, and which change the Bank determines will have a material adverse affect on (a) the Borrower, its business, assets, operations or condition (financial or otherwise), or (b) the ability of the Borrower to pay or perform the Obligations; (xii) any noncontributory retirement plan of the Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, might have a material adverse effect on the Borrower’s ability to repay its debts; (xiii) any indication or evidence received by the Bank that the Borrower may have directly or indirectly been engaged in any type of activity which, in the Bank’s discretion, might result in the forfeiture or any property of the Borrower to any governmental authority; (xiv) the occurrence of any event described in Section 6(a)(i) through and including 6(a)(xiii) with respect to any Subsidiary or to any endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the Obligations; (xv) Borrower fails to supply new or additional collateral within ten (10) days of request by the Bank; (xvi) the Bank in good faith deems itself insecure with respect to payment or performance of the Obligations; (xvii) the occurrence of any formal regulatory action against the Borrower or any Subsidiaries including but not limited to any cease and desist order, temporary cease and desist order, written or supervisory agreement, removal and prohibition order, or civil money penalty which is not satisfied and/or cured within sixty (60) days after receipt of notice of such action, but excluding any formal regulatory action which has either: (a) occurred or is pending and which was disclosed to the Bank prior to the date hereof or (b) any regulatory action that occurs as a continuation of regulatory activity initiated in response to the Equipment Finance, LLC loan scheme announced by the Borrower on May 24, 2007, provided, however, that any informal regulatory action against the Borrower or any Subsidiary including but not limited to memoranda of understanding shall not constitute an Event of Default hereunder so long as the Borrower or such Subsidiary is in compliance with the actions and/or changes required under such regulatory action; (xviii) the failure of BLC to maintain the required minimum Tangible Net Worth as set forth in Section 5(a) of this Agreement; or (xix) the failure by the Borrower or any Subsidiary to cure any failure by the Borrower or such Subsidiary to maintain any Affirmative Financial Covenant as required under Section 5 of this Agreement within twenty (20) days after Borrower first receives notice of any such failure provided that at all times during the period of such failure, BLC has maintained the minimum Tangible Net Worth required under Section 5(a).

b.	Rights and Remedies Upon Default. Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower, any Subsidiary or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s or its Subsidiaries’ agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare all or any part of any Obligations not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower or any Subsidiary. All or any part of any Obligations whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in Section 6(a)(vi) above. The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any Obligations which may now or hereafter be payable on demand.

c.	Notwithstanding the foregoing Section 6(a) or any other provision in this Agreement or any of the other Transaction Documents, the Bank hereby acknowledges and agrees that a merger, reorganization, consolidation or dissolution of the Borrower in connection with the sale of all or substantially all of the assets of the Borrower to a third party purchaser (or the making of any agreement therefor [the “Sale Agreement”]) shall not constitute an Event of Default hereunder or under any of the other Transaction Documents so long as prior to such merger, reorganization, consolidation or dissolution but in no event later than thirty (30) days after the Sale Agreement has been fully executed, the Bank has received a fully executed agreement from such purchaser in form satisfactory to the Bank in its sole discretion that at the time of such sale the Obligations shall be paid out of the proceeds of such sale.

7.	EXPENSES. The Borrower shall pay to the Bank on demand all reasonable costs and expenses (including all fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which the Bank may incur in connection with (i) the administration of the Obligations, including any administrative fees the Bank may impose for the preparation of discharges, releases or assignments to third-parties; (ii) the enforcement and collection of any Obligations or any guaranty thereof; (iii) the exercise, performance, enforcement or protection of any of the rights of the Bank hereunder; or (iv) the failure of the Borrower or any Subsidiary to perform or observe any provisions hereof. After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, the Borrower shall pay interest at the highest default rate specified in any instrument evidencing any of the Obligations from the date payment is demanded by the Bank to the date reimbursed by the Borrower. All such costs, expenses or fees under this Agreement shall be added to the Obligations.

8.	TERMINATION. This Agreement shall remain in full force and effect until (i) all Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full and (ii) all Transaction Documents have been terminated by the Bank.

9.	RIGHT OF SETOFF. If an Event of Default occurs, the Bank shall have the right to set off against the amounts owing under this Agreement and the other Transaction Documents any property held in a deposit or other account or otherwise with the Bank or its Affiliates or otherwise owing by the Bank or its Affiliates in any capacity to the Borrower, its Subsidiary or any guarantor of, or endorser of any of the Transaction Documents evidencing, the Obligations. Such setoff shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.

10. MISCELLANEOUS.

a.	Notices. Any notice or demand hereunder or required under applicable law shall be duly given if delivered or mailed to the Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the officer of the Bank responsible for the Borrower’s relationship with the Bank). Such notice or demand shall be deemed effective if delivered, upon personal delivery or if mailed, three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight delivery service. Notice by e-mail is not valid notice under this or any other agreement between the Borrower and the Bank.

b.	Generally Accepted Accounting Principles. Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records, system of accounting and reserves to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrower’s certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

c.	Indemnification. If after receipt of any payment of all, or any part of, the Obligations, the Bank is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, the Transaction Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section shall survive the termination of this Agreement and the Transaction Documents.

d.	Further Assurances. From time to time, the Borrower shall take, and cause its Subsidiaries to take, such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request to effectuate the purposes of the Transaction Documents.

e.	Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies. All rights and remedies of the Bank pursuant to this Agreement and the Transaction Documents shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy. In the event of any unreconcilable inconsistencies, this Agreement shall control. No single or partial exercise by the Bank of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Bank.

f.	Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF PENNSYLVANIA IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH, AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS AS SET FORTH IN THE ABOVE SECTION ENTITLED “NOTICES”; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower, and Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

g.	Joint and Several; Successors and Assigns. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts, which become due, and the performance of all obligations under this Agreement, and the term “the Borrower” shall include each as well as all of them. This Agreement shall be binding upon the Borrower and upon its heirs and legal representatives, its successors and assignees, and shall inure to the benefit of, and be enforceable by, the Bank, its successors and assignees and each direct or indirect assignee or other transferee of any of the Obligations; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank.

h.	Waivers; Changes in Writing. No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The Borrower expressly disclaims any reliance on any course of dealing or usage of trade or oral representation of the Bank (including representations to make loans to the Borrower) and agrees that none of the foregoing shall operate as a waiver of any right or remedy of the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless made specifically in writing by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No modification to any provision of this Agreement shall be effective unless made in writing in an agreement signed by the Borrower and the Bank.

i.	Interpretation. Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural; references to “individual” shall mean a natural person and shall include a natural person doing business under an assumed name (e.g., a “DBA”); the word “or” has the inclusive meaning represented by the phrase “and/or”; the word “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and captions or section headings are solely for convenience and not part of the substance of this Agreement. Any representation, warranty, covenant or agreement herein shall survive execution and delivery of this Agreement and shall be deemed continuous. Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If any provision nevertheless is held invalid, the other provisions shall remain in effect. The Borrower agrees that in any legal proceeding, a photocopy of this Agreement kept in the Bank’s course of business may be admitted into evidence as an original.

j.	Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THE BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS RELATED HERETO. THE BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

k.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

11.	DISBURSEMENT MATTERS.

a. Conditions Precedent to the First Advance. The obligation of the Bank under this Agreement to make the first advance is subject to the fulfillment of the following conditions to the satisfaction of the Bank or its agents, in their sole discretion:

i. The Borrower shall have executed and delivered (or shall have caused to be executed and delivered) to the Bank all of the Transaction Documents;

ii. All representations and warranties contained in this Agreement or in any of the other Transaction Documents shall be true, correct and complete;

iii. The Borrower shall have performed all terms and conditions of the Transaction Documents;

iv. If requested by the Bank, the Borrower shall have delivered to the Bank an opinion of counsel, satisfactory to the Bank, opining as to the legality, validity, enforceability and binding effect of all Transaction Documents, and such other matters related to the transaction as the Bank may require;

v. The Borrower shall have delivered to the Bank the stock certificates described in the Pledge of Securities;

vi. The Borrower shall have delivered to the Bank true, correct and complete copies of (A) its charter and other organizational documents and the charter and organizational documents of BLC, (B) evidence of the taking of each action of the Borrower or of any other Person necessary to authorize the execution, delivery and performance of the Transaction Documents, and (C) a certificate issued by the Department of State of each respective state of organization, and of each other state where Borrower and BLC, if any, conduct business, certifying that Borrower and BLC, exist and are in good standing under the laws of such jurisdiction;

vii. No event shall have occurred which constitutes or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default;

viii. The Borrower and BLC shall have notified all applicable regulatory agencies, for which notification is required, with respect to the Credit.

ix. The Borrower shall have delivered to the Bank each additional writing required by any Transaction Document or deemed necessary or advisable by the Bank at the sole option of the Bank.

b. Conditions Precedent to Subsequent Advances. The obligation of the Bank under this Agreement to make any advance subsequent to the first advance is subject to the fulfillment of the following additional conditions to the satisfaction of the Bank or its agents, in their sole discretion:

i. All of the conditions precedent to the first advance set forth above, shall have been satisfied as of the date any subsequent advance is requested;

ii. The business and financial condition of the Borrower and its Subsidiaries shall not have been materially affected in any way.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

MANUFACTURERS AND TRADERS TRUST COMPANY

By:     (SEAL)
Name:
Title:

ACKNOWLEDGMENT

STATE OF MARYLAND	)
: SS.
CITY/COUNTY OF	)

On the      day of June, in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared      , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

STERLING FINANCIAL CORPORATION

By:     (SEAL)
Name:
Title:

ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA)

: SS.

COUNTY OF      )

On the      day of June, in the year 2007, before me, the undersigned, a Notary Public in and for said Commonwealth, personally appeared      , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

BANK USE ONLY

Authorization
Confirmed:_________________________________________________________________________SCHED
ULE

Additional Representations and Warranties (§2)

None

Additional Affirmative Covenants (§3)

i. Regulatory Actions. Deliver to the Bank no less frequently one time every thirty (30) days information in the form of the Regulatory Action Grid delivered to the Bank prior to the closing of the Credit with respect to any regulatory actions arising or in connection with the Borrower or any Subsidiary.

Permitted Indebtedness (§4(a))

Debt from the Federal Home Loan Bank and the Federal Reserve and the sale and purchase of Federal Reserve funds in the ordinary course of business.

The junior subordinated debentures as of the date of closing in an aggregate amount equal to $87,630,000 issued by the Borrower to Sterling Financial Statutory Trust II, Sterling Financial Statutory Trust III, Sterling Financial Statutory Trust IV, and Sterling Financial Statutory Trust V (the “Junior Subordinated Debentures”).

The Additional Indebtedness (as defined below).

Permitted Guaranties (§4(b))

The Junior Subordinated Debentures.

The Borrower and BLC shall be permitted to guaranty an additional aggregate amount not to exceed $15,000,000 solely with respect to indebtedness of Equipment Finance, LLC and/or Town & Country Leasing, LLC (the “Additional Indebtedness”).

Permitted Liens (§4(c))

Liens related to the collateral securing the Federal Home Loan Bank and the Federal Reserve loans.

Permitted Investments (§4(d))

(i) Investments permitted by applicable banking laws, regulations or regulatory pronouncements; and (ii) existing investments in Subsidiaries and new investments in such Subsidiaries in the ordinary course of its business.

Permitted Loans, including Permitted Sale of Loans (§4(e))

Sale of loans and leases and residential and commercial mortgages in the ordinary course of business.

Intercompany loans and credit facilities to Equipment Finance, LLC and Town & Country Lease, LLC in existence as of the date of closing.

Additional Negative Covenants (§ 4).

h. Intentionally Deleted.

i. Stock of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of their respective capital stock or other equity securities which contain general voting powers, any options therefore or any securities convertible thereto other than to the Borrower or another Subsidiary. Neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary which contain general voting powers, except (i) to the Borrower or any of its Subsidiaries, (ii) to an officer, employee or director of the Borrower or any Subsidiary; or (iii) to other persons or entities, provided that such dispositions do not, singly or in the aggregate, constitute more than 10% of the total number of shares of capital stock or other equity securities outstanding of such Subsidiary which contain general voting powers.

j. Nonperforming Assets to Total Loans and Other Real Estate Owned Ratio. Permit its Nonperforming Assets to Total Loans and Other Real Estate Owned Ratio to be greater than 0.65%. As used in this Section 5(j), “Nonperforming Assets to Total Loans and Other Real Estate Owned Ratio” means the ratio of (A) “Nonperforming Assets” to (B) the sum of (i) “Total Loans”, plus (ii) “Other Real Estate Owned”; “Nonperforming Assets” means the consolidated loans, leases and other assets of the Borrower that are not accruing interest or are 90 days or more past due in the payment of principal or interest, plus consolidated “Other Real Estate Owned” by the Borrower; “Total Loans” means the consolidated principal of loans and leases, made by Borrower to unrelated third parties, net of unearned income and gross of reserve; and “Other Real Estate Owned” means the book value, less accumulated depreciation and net of applicable valuation allowances, of all real estate owned or controlled by the Borrower and its Subsidiaries, other that banking premises used by the Borrower in its banking business (mortgages and other liens on such property are not deducted from the book value of such property); in each case as shown on the consolidated financial statements of Borrower, prepared in accordance with FFIEC requirements.

k. Minimum Loan Loss Reserve Ratio. Permit its Minimum Loan Loss Reserve Ratio to be less than 0.98%. As used in this Section 5(k), “Minimum Loan Loss Reserve Ratio” means the ratio of (i) “Loan Loss Reserves” to (ii) “Total Loans”; “Loan Loss Reserves” means the loan loss reserves and allocated transfer risk reserves of the Borrower, as shown on the financial statements of the Borrower prepared in accordance with FFIEC requirements; and “Total Loans” means the consolidated principal of loans and leases, made by Borrower to unrelated third parties, net of unearned income and gross of reserve; in each case as shown on the consolidated financial statements of Borrower, prepared in accordance with FFIEC requirements.

l. Capital/Leverage Ratios. The minimum ratios required with respect to each of the categories set forth in the Capital/Leverage Ratio section of the Financial Certificate (as hereinafter defined) shall be: (i) 8% Total Risk-Based Capital Ratio, (ii) 4% Tier I Risk-Based Capital Ratio and (iii) 4% Tier I Leverage Ratio. Notwithstanding the foregoing, upon the first fiscal quarter end that BLC achieves a Total Risk-Based Capital Ratio of 10%, a Total Tier I Risk-Based Capital Ratio of 6% and a Tier I Leverage Ratio of 5%, the minimum ratios required with respect to each of the categories set forth in the Capital/Leverage Ratio section of the Financial Certificate shall be: (i) 10% Total Risk-Based Capital Ratio, (ii) 6% Tier I Risk-Based Capital Ratio and (iii) 5% Tier I Leverage Ratio for such current fiscal quarter end and all fiscal quarter ends thereafter.

Additional Financial Covenants (§5)

b. The Borrower shall deliver to the Bank, as soon as available but no more than twenty-five (25) days (i) after July 31, 2007 and (ii) thereafter within forty-five (45) days after the end of each fiscal quarter of the Borrower, a certificate of the chief financial officer of the Borrower in the form attached hereto as Exhibit A (the “Financial Certificate”), and shall maintain the minimum or maximum financial ratios, as the case may be, set forth in the Financial Certificate and Sections 4(j), 4(k) and 4(l) of this Agreement, measured as of July 31, 2007 and thereafter at the end of each fiscal quarter.

EXHIBIT A

STERLING FINANCIAL CORPORATION (SLFI)

REPORT OF CHIEF FINANCIAL OFFICER

SLFI (the Borrower) HEREBY CERTIFIES that:

This Report is furnished pursuant to Section 5(b) of the Credit Agreement dated as of June 26, 2007 (the “Credit Agreement”) between the Borrower and MANUFACTURERS AND TRADERS TRUST COMPANY. Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Credit Agreement or in the Financial Statements (as hereinafter defined).

As required by Section 3(a) of the Credit Agreement, the consolidated financial statements of the Borrower and its Subsidiaries for the [year/quarter] ended      , 20     (the “Financial Statements”), prepared in accordance with generally accepted accounting principles consistently applied or if otherwise required, in accordance with any applicable regulatory accounting principles, accompany this Report. The Financial Statements present fairly the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the period covered thereby (subject only to normal recurring year-end adjustments which will not in the aggregate be material in amount).

The figures set forth in Schedule A for determining compliance by the Borrower with the negative (financial) covenants contained in the Credit Agreement are true and complete as of the date hereof.

As of the date hereof, Borrower and its consolidated subsidiaries and BLC Bank, N. A. and any subsidiary bank or banks that may be acquired prior to the Maturity Date have total “Risk-Based Capital Ratios”, “Tier I Risk Based Capital Ratios” and “Leverage Ratios”, as defined in applicable FDIC regulations, sufficient to cause each of such entity or consolidated entity to comply with Section 4 of the Credit Agreement.

The activities of the Borrower and its Subsidiaries during the period covered by the Financial Statements have been reviewed by me as Borrower’s Chief Financial Officer or by employees or agents of Borrower under my immediate supervision. Based on such review, to my best knowledge and belief, and as of the date of this Report, no Default has occurred. *

WITNESS my hand this      day of     20     .

STERLING FINANCIAL CORPORATION

By:
Chief Financial Officer

*If a default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

SCHEDULE A

NEGATIVE (FINANCIAL) COVENANTS

STERLING FINANCIAL CORPORATION

Double Leverage Ratio
MAXIMUM PERMITTED			1.95	:	1.00
ACTUAL:
(i)	Consolidated equity Investments in	$

	Subsidiaries
(ii)	Consolidated stockholders’ equity	$

(iii)	line (i) divided by line (ii)			:	1.00

Capital/Leverage Ratios
MINIMUM REQUIRED:

Total Risk-Based Capital Ratio	[7% as of 7/31/07;	of 12/31/07
	8% as	—
and thereafter]
Tier I Risk-Based Capital Ratio	4%

Tier I Leverage Ratio	4%

ACTUAL:
Total Risk-Based Capital Ratio	%

Tier I Risk-Based Capital Ratio	%

Tier I Leverage Ratio	%

BLC BANK, N.A.
Tangible Net Worth

MINIMUM PERMITTED		See line (c) below
(a)	Consolidated stockholders’ equity at closing	$

(b) Capital distributed from SLFI to BLC subsequent

	to closing	$
(c)	Minimum Tangible Net Worth: line (a) plus line (b)	$
ACTUAL:
(i)	Consolidated stockholders’ equity	$
(ii)	Intangible Assets	$
(iii)	line (i) minus line (ii)	$

Non Performing Assets to Total Loans and OREO
MAXIMUM PERMITTED			0.65:	1.00

ACTUAL:
(i)	Non Performing Assets	$

(ii)	Total Loans and OREO	$

(iii)	line (i) divided by line (ii)		:	1.00

Allowance for Loan & Lease Losses to Total Loans & Leases

MAXIMUM PERMITTED			0.98:	1.00

ACTUAL:
(i)	Allowance for Loan & Lease Losses	$

(ii)	Total Loans & Leases	$

	(net of unearned income & gross of reserves)
(iii)	line (i) divided by line (ii)		:	1.00

Capital/Leverage Ratios
MINIMUM REQUIRED:

Total Risk-Based Capital Ratio	8% or 10%*

Tier I Risk-Based Capital Ratio	4% or 6%*

Tier I Leverage Ratio	4% or 5%*

ACTUAL:
Total Risk-Based Capital Ratio	%

Tier I Risk-Based Capital Ratio	%

Tier I Leverage Ratio	%

*The minimum required ratios are prescribed under Section 4(l) of this Agreement.

WITNESS my hand this      day of      , 20     .

STERLING FINANCIAL CORPORATION

By:
Chief Financial Officer

EXHIBIT B

Litigation and Judgments